CUSIP NO.	339041105	Schedule 13G	Page	1	of	16

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d - 102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No.                )1

FleetCor Technologies, Inc.
(Name of issuer)
Common Stock, par value $0.001
(Title of class of securities)
339041105
(CUSIP number)
December 15, 2010
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

(Continued on the following pages)
(Page 1 of 16 Pages)

1   The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	339041105	Schedule 13G	Page	2	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent International Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		4,091,925

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,091,925

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,091,925

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.27%

12	TYPE OF REPORTING PERSON*

	CO, IA
SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.	339041105	Schedule 13G	Page	3	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) ACEE III GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts

	5	SOLE VOTING POWER

NUMBER OF		4,046,689

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,046,689

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,046,689

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.21%

12	TYPE OF REPORTING PERSON*

	PN
SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.	339041105	Schedule 13G	Page	4	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent International LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts

	5	SOLE VOTING POWER

NUMBER OF		4,051,747

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,051,747

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,051,747

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.21%

12	TYPE OF REPORTING PERSON*

	PN

CUSIP NO.	339041105	Schedule 13G	Page	5	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Central and Eastern Europe III Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,659,957

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,659,957

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,659,957

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.14%

12	TYPE OF REPORTING PERSON*

	PN
SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.	339041105	Schedule 13G	Page	6	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Central and Eastern Europe III-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,272,720

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,272,720

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,272,720

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.64%

12	TYPE OF REPORTING PERSON*

	PN
SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.	339041105	Schedule 13G	Page	7	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Central and Eastern Europe III-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		181,020

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		181,020

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	181,020

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.23%

12	TYPE OF REPORTING PERSON*

	PN
SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.	339041105	Schedule 13G	Page	8	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Central and Eastern Europe III-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		246,145

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		246,145

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	246,145

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.32%

12	TYPE OF REPORTING PERSON*

	PN

CUSIP NO.	339041105	Schedule 13G	Page	9	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Central and Eastern Europe III-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		373,530

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		373,530

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	373,530

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.48%

12	TYPE OF REPORTING PERSON*

	PN

CUSIP NO.	339041105	Schedule 13G	Page	10	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Central and Eastern Europe III-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		313,317

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		313,317

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	313,317

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.40%

12	TYPE OF REPORTING PERSON*

	PN

CUSIP NO.	339041105	Schedule 13G	Page	11	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners ACEE III Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		40,178

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		40,178

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,178

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON*

	PN

CUSIP NO.	339041105	Schedule 13G	Page	12	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Advent Partners III Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		5,058

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,058

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,058

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON*

	PN

CUSIP NO.	339041105	Schedule 13G	Page	13	of	16
Item 1.
     (a) (b) This statement on Schedule 13G relates to the Reporting Persons’ (as defined in Item 2 below) beneficial ownership interest in FleetCor Technologies, Inc. a Delaware corporation (the “Corporation”). The address of the principal executive office of the Corporation is 655 Engineering Drive Suite 300, Norcross, GA 30092-2830.
Item 2.
     (a) (b) (c) This statement is being filed by the following entities:
(1)	Advent International Corporation, a Delaware corporation;
(2)	ACEE III GP Limited Partnership, a Massachusetts limited partnership;
(3)	Advent International LLC, a Massachusetts limited corporation;
(4)	Advent Central and Eastern Europe III Limited Partnership, a Delaware limited partnership;
(5)	Advent Central and Eastern Europe III-A Limited Partnership, a Delaware limited partnership;
(6)	Advent Central and Eastern Europe III-B Limited Partnership, a Delaware limited partnership;
(7)	Advent Central and Eastern Europe III-C Limited Partnership, a Delaware limited partnership;
(8)	Advent Central and Eastern Europe III-D Limited Partnership, a Delaware limited partnership;
(9)	Advent Central and Eastern Europe III-E Limited Partnership, a Delaware limited partnership;
(10)	Advent Partners ACEE III Limited Partnership, a Delaware limited Partnership;
(11)	Advent Partners III Limited Partnership, a Delaware limited partnership.
     The entities listed in subparagraph (1) through (11) above are herein collectively referred to as the “Reporting Persons” and individually as a “Reporting Person.” The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.
     (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the “Common Stock”) of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 339041105.

CUSIP NO.	339041105	Schedule 13G	Page	14	of	16
Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).
     This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).
Item 4. Ownership.
     (a) (b) The following table sets forth the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement (based upon 77,700,311 shares of Common Stock outstanding as of December 15, 2010). The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

		Percentage	Number of Shares
		Of Shares	Sold in
Reporting Person	Common	Outstanding	Past 60 Days
Advent International Corporation (1)(2)(3)(4)	4,091,925	5.27%	1,064,393
ACEE III GP Limited Partnership (1)(2)	4,046,689	5.21%	1,052,626
Advent International LLC (1)(2)	4,051,747	5.21%	1,053,942
Advent Central and Eastern Europe III Limited Partnership (2)	1,659,957	2.14%	431,790
Advent Central and Eastern Europe III-A Limited Partnership (2)	1,272,720	1.64%	331,060
Advent Central and Eastern Europe III-B Limited Partnership (2)	181,020	0.23%	47,087
Advent Central and Eastern Europe III-C Limited Partnership (2)	246,145	0.32%	64,027
Advent Central and Eastern Europe III-D Limited Partnership (2)	373,530	0.48%	97,162
Advent Central and Eastern Europe III-E Limited Partnership (2)	313,317	0.40%	81,500
Advent Partners ACEE III Limited Partnership (3)	40,178	0.05%	10,451
Advent Partners III Limited Partnership (4)	5,058	0.01%	1,316
Total Group	4,091,925	5.27%	1,064,393
     (1) Advent International Corporation (“AIC”) is the Manager of Advent International LLC (“AI LLC”) which in turn is the General Partner of ACEE III GP (“ACEE III GP”) Limited Partnership which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC, AI LLC and ACEE III GP derive from such power.
     (2) Advent International Corporation (“AIC”) is the Manager of Advent International LLC (“AI LLC”), which in turn is the General Partner of ACEE III GP Limited Partnership (“ACEE III GP”) which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities of Advent Central and Eastern Europe III Limited Partnership, Advent Central and Eastern Europe III-A Limited Partnership, Advent Central and Eastern Europe III-B Limited Partnership, Advent Central and Eastern Europe III-C Limited Partnership, Advent Central and Eastern Europe III-D Limited

CUSIP NO.	339041105	Schedule 13G	Page	15	of	16
Partnership, Advent Central and Eastern Europe III-E Limited Partnership. The beneficial ownership of AIC, AI LLC and ACEE III GP derive from such power.
     (3) Advent International Corporation (“AIC”) is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of Advent Partners ACEE III Limited Partnership. The beneficial ownership of AIC derives from such power.
     (4) Advent International Corporation (“AIC”) is the Manager of Advent International LLC (“AI LLC”), which in turn is the General Partner of the indicated Reporting Person. As such, AIC has the sole power to vote and dispose of the securities of Advent Partners III Limited Partnership. The beneficial ownership of AIC and AI LLC derives from such power.
Item 5. Ownership of Five Percent or Less of a Class.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
Not applicable.
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certification.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.	339041105	Schedule 13G	Page	16	of	16
SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 7, 2011
Advent Central & Eastern Europe III Limited Partnership
Advent Central & Eastern Europe III-A Limited Partnership
Advent Central & Eastern Europe III-B Limited Partnership
Advent Central & Eastern Europe III-C Limited Partnership
Advent Central & Eastern Europe III-D Limited Partnership
Advent Central & Eastern Europe III-E Limited Partnership
By: ACEE III GP Limited Partnership, General Partner
By: Advent International LLC, General Partner
By: Advent International Corporation, Manager
By: Jarlyth H. Gibson, Compliance Officer*
Advent Partners ACEE III Limited Partnership
By: Advent International Corporation, General Partner
By: Jarlyth H. Gibson, Compliance Officer *
Advent Partners III Limited Partnership
By: Advent International LLC, General Partner
By: Advent International Corporation, Manager
By: Jarlyth H. Gibson, Compliance Officer*
ADVENT INTERNATIONAL CORPORATION
By: Jarlyth H. Gibson, Compliance Officer*

*     For all of the above:
/s/ Jarlyth H. Gibson
Jarlyth H. Gibson, Compliance Officer